Exhibit 99.1

Bulldog Technologies Attracts Highly Quality Channel Partners

Richmond, British Columbia, Canada – December 14, 2004 – Bulldog Technologies Inc. (OTCBB: BLLD), a leading provider of wireless cargo security solutions announced today that the number of contacts made at the recent Intermodal Expo in San Antonio, Texas topped the century mark but more important were the number of resellers who expressed an interest in Bulldog’s security solutions.

“We had expected to expose and showcase our BOSSTM portfolio of security solutions to a large targeted audience at the Intermodal show, which we did successfully”, said James McMillan, COO of Bulldog Technologies, “however the added bonus was the number and the extent of interest we received from a number of security solution resellers and distributors”.

“The Intermodal Expo 2004 was produced by the Intermodal Association of North America (IANA). The IANA (www.intermdaol.org) is the leading industry trade association representing combined interests of the Intermodal freight industry. IANA’s membership includes railroads, port authorities, Intermodal truckers and over-the-road highway carriers. The 20th annual Expo was held in San Antonio on November 15 to 17, 2004.

“We are quite excited about the opportunity of expanding our indirect channels and working with such an established group of resellers”, remarked McMillan. “It appears that this group of potential solution resellers already has expansive network of end users who fit our target market very well. We look forward to pursuing these excellent opportunities.”

About Bulldog Technologies

Bulldog Technologies, Inc. researches, develops, and manufactures real-time, comprehensive monitoring and intrusion detection devices for use in the cargo transportation and storage industry. Bulldog’s systems allow dispatchers, security personnel, emergency response teams and cargo transport drivers to monitor valuable cargo during the transport, storage and delivery process. In contrast to radio-frequency tags, Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, their technology can prevent the illegal entry of port storage facilities and theft of mobile or in-transit shipping containers.

For further information, visit Bulldog on the Web at www.bulldog-tech.com or call 1-604-271-8656.

Press Contact:	Investor Contact:
Jan Roscovich PR Director Bulldog Technologies Inc. (604) 271-8656	Aurelius Consulting Group Jeff Wadley (888) 451-5721 (407) 644-4256